Exhibit 10.16

DIRECTOR AGREEMENT

This DIRECTOR AGREEMENT is made as of this 19th day of October 2009 (the "Agreement"), by and between NXT Nutritionals Holdings, Inc., a Delaware corporation (the "Company") and Ann McBrien (the “Director”).

WHEREAS, the Company appointed the Director as a member of the Board of Directors of the Company and desires to enter into an agreement with the Director with respect to such appointment; and

WHEREAS, the Director wishes to accept such appointment and to serve the Company on the terms set forth herein, and in accordance with, the provisions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, the parties hereto agree as follows:

1.           Position.  Subject to the terms and provisions of this Agreement, the Company shall cause the Director to be appointed as non-executive member of the Board of Directors (the “Board”) to fill an existing but now vacant directorship and the Director hereby agrees to serve the Company in that position upon the terms and conditions hereinafter set forth, provided, however, that the Director's continued service on the Board after the initial term on the Board shall be subject to any necessary approval by the Company's stockholders. This Agreement is subject to the satisfactory completion of a third party background check within sixty (60) days of the date hereof.

2.           Duties.  During the Directorship Term (as defined in Section 5 hereof), the Director shall serve as a member of the Board, and the Director shall make reasonable business efforts to attend all Board meetings, serve on appropriate subcommittees as reasonably requested by the Board, make herself available to the Company at mutually convenient times and places, attend external meetings and presentations, as appropriate and convenient, and perform such duties, services and responsibilities and have the authority commensurate to such position.

The Director will use her best efforts to promote the interests of the Company. The Company recognizes that the Director (i) is or may become a full-time executive employee of another entity and that her responsibilities to such entity must have priority and (ii) sits on the Board of Directors of other entities.  Notwithstanding same, the Director will use reasonable business efforts to coordinate her respective commitments so as to fulfill her obligations to the Company and, in any event, will fulfill her legal obligations as a director. Other than as set forth above, the Director will not, without the prior notification to the Board, engage in any other business activity which could materially interfere with the performance of her duties, services and responsibilities hereunder or which is in violation of the reasonable policies established from time to time by the Company, provided that the foregoing shall in no way limit her activities on behalf of (i) her current employer and its affiliates or (ii) the Board of Directors of those entities on which he sits.  At such time as the Board receives such notification, the Board may require the resignation of the Director if it determines that such business activity does in fact materially interfere with the performance of the Director’s duties, services and responsibilities hereunder.

3.            Board Committees. The Director hereby agrees to serve on or head a to-be-determined Committee of the Board at the Company’s discretion and to perform all of the duties, services and responsibilities necessary thereunder.

4.           Monetary Remuneration.

(a)  Fees and Compensation.  During the Directorship Term the Director shall receive the following compensation and benefits:

—	A cash payment of $2,000 per meeting of the Board of Directors in which the Director is in attendance.

The Director's status during the Directorship Term shall be that of an independent contractor and not, for any purpose, that of an employee or agent with authority to bind the Company in any respect. All payments and other consideration made or provided to the Director under Section 4 shall be made or provided without withholding or deduction of any kind, and the Director shall assume sole responsibility for discharging, all tax or other obligations associated therewith.

(b) Restricted Stock Award.  For services rendered, the Director shall receive 250,000 shares of the Company’s common stock (the “Initial Award”) upon execution of this Agreement.  If the members of the Board of Directors make introductions and facilitate meetings during the Directorship Term that lead to the consummation of business deals by the Company other than through the existing contacts of the Company, the Director shall receive additional shares (“Stock Award”) of the Company’s common stock based on the amount of revenues generated by such business deals, regardless of whether the Directorship Term has expired, according to the following schedule:

•	250,000 shares of the Company’s common stock for the first $2.5 million in revenues generated collectively by the Directors;
•	250,000 shares of the Company’s common stock for the next additional $2.5 million in revenues generated collectively by the Directors, representing a total of $5 million in revenues; and
•	250,000 shares of the Company’s common stock for the next additional $2.5 million in revenues generated collectively by the Directors, representing a total of $7.5 million in revenues.

In the event that a change of control occurs resulting from (i) a merger of the Company into or with another person or any sale or transfer of the equity interests of the Company in any such case in which the equity holders of the Company immediately prior to such transaction possess less than 50% of the Company’s or the surviving entity's issued and outstanding equity interests immediately after such transaction; or (ii) the sale by the Company of all or substantially all of its assets, the entire 750,000 shares of the Stock Award shall immediately vest and be issued to the Director.

(c) Expense Reimbursements.  During the Directorship Term, the Company shall reimburse the Director for all reasonable out-of-pocket expenses incurred by the Director in attending any in-person meetings, provided that the Director complies with the generally applicable policies, practices and procedures of the Company for submission of expense reports, receipts or similar documentation of such expenses. Any reimbursements for allocated expenses (as compared to out-of-pocket expenses of the Director) must be approved in advance by the Company.

5.           Directorship Term.  The "Directorship Term", as used in this Agreement, shall mean the period commencing on the date hereof and terminating on the earliest of the following to occur:

(a)  three (3) year from the date hereof, subject to a three (3) year renewal term upon re-election by a majority of the shareholders of the Company;

(b) the death of the Director ("Death");

(c) the termination of the Director from the position of member of the Board by the mutual agreement of the Company and the Director;

(d) the removal of the Director from the Board by the shareholders of the Company;

(e) the resignation by the Director from the Board if after the date hereof, the Chief Executive Officer of her current employer determines that the Director's continued service on the Board conflicts with her fiduciary obligations to her current employer (a "Fiduciary Resignation"); and

(f) the resignation by the Director from the Board if the board of directors or the Chief Executive Officer of her current employer requires the Director to resign and such resignation is not a Fiduciary Resignation.

6.           Director's Representation and Acknowledgment.  The Director represents to the Company that her execution and performance of this Agreement shall not be in violation of any agreement or obligation (whether or not written) that she may have with or to any person or entity, including without limitation, any prior employer. The Director hereby acknowledges and agrees that this Agreement (and any other agreement or obligation referred to herein) shall be an obligation solely of the Company, and the Director shall have no recourse whatsoever against any stockholder of the Company or any of their respective affiliates with regard to this Agreement.

7.  Director Covenants.

(a)  Unauthorized Disclosure.  The Director agrees and understands that in the Director's position with the Company, the Director has been and will be exposed to and receive information relating to the confidential affairs of the Company, including but not limited to technical information, business and marketing plans, strategies, customer information, other information concerning the Company's products, promotions, development, financing, expansion plans, business policies and practices, and other forms of information considered by the Company to be confidential and in the nature of trade secrets. The Director agrees that during the Directorship Term and thereafter, the Director will keep such information confidential and will not disclose such information, either directly or indirectly, to any third person or entity without the prior written consent of the Company; provided, however, that (i) the Director shall have no such obligation to the extent such information is or becomes publicly known or generally known in the Company's industry other than as a result of the Director's breach of her obligations hereunder and (ii) the Director may, after giving prior notice to the Company to the extent practicable under the circumstances, disclose such information to the extent required by applicable laws or governmental regulations or judicial or regulatory process. This confidentiality covenant has no temporal, geographical or territorial restriction. Upon termination of the Directorship Term, the Director will promptly return to the Company all property, keys, notes, memoranda, writings, lists, files, reports, customer lists, correspondence, tapes, disks, cards, surveys, maps, logs, machines, technical data or any other tangible product or document which has been produced by, received by or otherwise submitted to the Director in the course or otherwise as a result of the Director's position with the Company during or prior to the Directorship Term, provided that, the Company shall retain such materials and make them available to the Director if requested by her in connection with any litigation against the Director under circumstances in which (i) the Director demonstrates to the reasonable satisfaction of the Company that the materials are necessary to her defense in the litigation, and (ii) the confidentiality of the materials is preserved to the reasonable satisfaction of the Company.

(b)  Non-Solicitation.  During the Directorship Term and for a period of three (3) years thereafter, the Director shall not interfere with the Company's relationship with, or endeavor to entice away from the Company, any person who, on the date of the termination of the Directorship Term, was an employee or customer of the Company or otherwise had a material business relationship with the Company.

(c)  Remedies.  The Director agrees that any breach of the terms of this Section 7 would result in irreparable injury and damage to the Company for which the Company would have no adequate remedy at law; the Director therefore also agrees that in the event of said breach or any threat of breach, the Company shall be entitled to an immediate injunction and restraining order to prevent such breach and/or threatened breach and/or continued breach by the Director and/or any and all entities acting for and/or with the Director, without having to prove damages, in addition to any other remedies to which the Company may be entitled at law or in equity. The terms of this paragraph shall not prevent the Company from pursuing any other available remedies for any breach or threatened breach hereof, including but not limited to the recovery of damages from the Director. The Director acknowledges that the Company would not have entered into this Agreement had the Director not agreed to the provisions of this Section 7.

The provisions of this Section 7 shall survive any termination of the Directorship Term, and the existence of any claim or cause of action by the Director against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the covenants and agreements of this Section 7.

8.           Indemnification.  The Company agrees to indemnify the Director for her activities as a director of the Company to the fullest extent permitted by law, and to cover the Director under any directors and officers liability insurance obtained by the Company.  Further, the Company and the Director agree to enter into an indemnification agreement substantially in the form of agreement entered into by the Company and its other Board members.

9.           Non-Waiver of Rights.  The failure to enforce at any time the provisions of this Agreement or to require at any time performance by the other party of any of the provisions hereof shall in no way be construed to be a waiver of such provisions or to affect either the validity of this Agreement or any part hereof, or the right of either party to enforce each and every provision in accordance with its terms. No waiver by either party hereto of any breach by the other party hereto of any provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions at that time or at any prior or subsequent time.

10.           Notices.  Every notice relating to this Agreement shall be in writing and shall be given by personal delivery or by registered or certified mail, postage prepaid, return receipt requested; to:

If to the Company:

NXT Nutritionals Holdings, Inc.
59 Jackson Street
Holyoke, MA 01040

with a copy to:

Anslow & Jaclin, LLP
195 Route 9 South, Suite 204
Manalapan, NJ 07726

If to the Director:
Ann E. McBrien
7 Tamarade Drive
Littleton, CO  80127

Either of the parties hereto may change their address for purposes of notice hereunder by giving notice in writing to such other party pursuant to this Section 10.

11.           Binding Effect/Assignment.  This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, personal representatives, estates, successors (including, without limitation, by way of merger) and assigns. Notwithstanding the provisions of the immediately preceding sentence, neither the Director nor the Company shall assign all or any portion of this Agreement without the prior written consent of the other party.

12.           Entire Agreement.  This Agreement (together with the other agreements referred to herein) sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, between them as to such subject matter.

13.           Severability.  If any provision of this Agreement, or any application thereof to any circumstances, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.

14.           Governing Law.  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, without reference to the principles of conflict of laws. All actions and proceedings arising out of or relating to this Agreement shall be heard and determined in any Delaware state or federal court and the parties hereto hereby consent to the jurisdiction of such courts in any such action or proceeding; provided, however, that neither party shall commence any such action or proceeding unless prior thereto the parties have in good faith attempted to resolve the claim, dispute or cause of action which is the subject of such action or proceeding through mediation by an independent third party.

15.           Legal Fees.  The parties hereto agree that the non-prevailing party in any dispute, claim, action or proceeding between the parties hereto arising out of or relating to the terms and conditions of this Agreement or any provision thereof (a "Dispute"), shall reimburse the prevailing party for reasonable attorney's fees and expenses incurred by the prevailing party in connection with such Dispute; provided, however, that the Director shall only be required to reimburse the Company for its fees and expenses incurred in connection with a Dispute, if the Director's position in such Dispute was found by the court, arbitrator or other person or entity presiding over such Dispute to be frivolous or advanced not in good faith.

16.           Modifications.  Neither this Agreement nor any provision hereof may be modified, altered, amended or waived except by an instrument in writing duly signed by the party to be charged.

17.           Tense and Headings.  Whenever any words used herein are in the singular form, they shall be construed as though they were also used in the plural form in all cases where they would so apply. The headings contained herein are solely for the purposes of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.

18.           Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

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IN WITNESS WHEREOF, the Company has caused this Director Agreement to be executed by authority of its Board of Directors, and the Director has hereunto set her hand, on the day and year first above written.

NXT NUTRITIONALS HOLDINGS, INC.

By:   /s/ Mike McCarthy
         Name:   Mike McCarthy
         Title:     Chief Executive Officer

DIRECTOR

            /s/ Ann McBrien_______________________
Name:  Ann McBrien